Exhibit 10.1

$7,000,000,000

364-DAY CREDIT AGREEMENT

dated as of

October 9, 2015

among

LOCKHEED MARTIN CORPORATION,

The LENDERS Listed Herein,

CITIBANK, N.A.,

as Syndication Agent

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

MIZUHO BANK, LTD. and

WELLS FARGO BANK, N.A.,

as Documentation Agents,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

MIZUHO BANK, LTD. and

WELLS FARGO SECURITIES LLC,

Joint Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES AND EXHIBITS

SCHEDULE I	–	Commitment Schedule
SCHEDULE II	–	Pricing Schedule

Exhibit A	–	Notice of Borrowing
Exhibit B	–	Notice of Conversion/Continuation
Exhibit C	–	Form of Note
Exhibit D	–	Compliance Certificate
Exhibit E	–	Assignment and Assumption Agreement
Exhibit F	–	Designation Agreement

iii

364-DAY CREDIT AGREEMENT

AGREEMENT dated as of October 9, 2015 among LOCKHEED MARTIN CORPORATION, the LENDERS listed on the signature pages hereof, CITIBANK, N.A., as Syndication Agent, JPMORGAN CHASE BANK, N.A., GOLDMAN SACHS BANK USA, MORGAN STANLEY MUFG LOAN PARTNERS, LLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO BANK, LTD. and WELLS FARGO BANK, N.A., as Documentation Agents, CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES LLC, GOLDMAN SACHS BANK USA, MORGAN STANLEY MUFG LOAN PARTNERS, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO BANK, LTD. and WELLS FARGO SECURITIES LLC, as Arrangers, and BANK OF AMERICA, N.A., as Administrative Agent.

NOW, THEREFORE, the undersigned parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein and in any Exhibit or Schedule hereto, have the following meanings:

“2015 Five-Year Credit Agreement” means the Five-Year Credit Agreement dated as of the date hereof, among, inter alios, the Company, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, as amended from time to time.

“Acquired Business” has the meaning set forth in the definition of “Acquisition”.

“Acquisition” means the acquisition of Sikorsky Aircraft Corporation and certain affiliated entities (the “Acquired Business”) from United Technologies Corporation by the Company pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of July 19, 2015, by and among United Technologies Corporation, the other sellers party thereto, and the Company, as amended from time to time.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Lenders hereunder, and its successor or successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Agents with a copy to the Company duly completed by such Lender.

“Agent Parties” has the meaning set forth in Section 9.02(c).

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents, and “Agent” means any of the foregoing.

“Agreement” means this 364-Day Credit Agreement as it may be amended from time to time.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Eurodollar Loans, its Eurodollar Lending Office.

“Approved Fund” means any Fund that is administered or managed by a Lender or an affiliate of a Lender.

“Arrangers” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, acting through The Bank of Tokyo-Mitsubishi-UFJ, Ltd. and Morgan Stanley Senior Funding, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Securities LLC, in their capacity as joint lead arrangers and joint bookrunners in respect of this Agreement.

“Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit E hereto (including electronic documentation substantially in such form generated by use of an electronic platform), under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 9.08(c) hereof.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day or (iii) the Eurodollar Rate for one month interest period commencing on such day (or if such day is not a Eurodollar Business Day, the immediately preceding Eurodollar Business Day) plus 1%, each change in the Base Rate to become effective on the day on which such change occurs.

“Base Rate Loan” means any Loan in respect of which interest is to be computed on the basis of the Base Rate.

“Capitalized Lease Obligations” means any and all monetary obligations under any leasing arrangements which have been capitalized, as such obligations are reported in the consolidated financial statements of the Company and its Consolidated Subsidiaries.

“Change in Law” means, for purposes of Section 8.01 and Section 8.02, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the

Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means October 9, 2015.

“Commitment” means as to each Lender at any time, the amount set forth opposite such Lender’s name on the Commitment Schedule or in the applicable Assignment and Assumption Agreement, as such amount may be decreased pursuant to the terms of this Agreement.

“Commitment Schedule” means the Commitment Schedule attached hereto as Schedule I.

“Commitment Termination Date” means October 7, 2016 or, if such date is not a Domestic Business Day, the next preceding Domestic Business Day.

“Company” means Lockheed Martin Corporation, a Maryland corporation, and its successors.

“Company Materials” has the meaning set forth in Section 5.01.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with the Company in its consolidated financial statements if such statements were prepared as of such date. For purposes of Section 4.04 and 5.01 and the definition of the term “Exempt Subsidiary”, Consolidated Subsidiary includes any Exempt Subsidiary.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if its Commitment has terminated (including without limitation for any period after the Term-Out Date), the aggregate outstanding principal amount of its Loans at such time.

“Debt” means all indebtedness for borrowed money, ESOP guarantees and Capitalized Lease Obligations reported as debt in the consolidated financial statements of the Company and the Consolidated Subsidiaries, plus all indebtedness for borrowed money and capitalized lease obligations incurred by third parties and guaranteed by the Company or a Consolidated Subsidiary not otherwise reported as debt in such consolidated financial statements.

“Debt Issuance” means the sale or issuance of Debt securities for borrowed money or incurrence of other Debt for borrowed money on or after the date hereof by the Company or any of its Restricted Subsidiaries, in each case other than Excluded Debt.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Lender any other amount required to be paid by it hereunder, unless in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or in the case of clause (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith dispute with respect to the amount of such payment (specifically identified by such Lender), (b) has notified the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become, or has a direct or indirect parent that has become, the subject of a bankruptcy or insolvency proceeding; provided further, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company and each Lender.

“Designated Lender” means, with respect to any Designating Lender, an Approved Fund designated by it pursuant to Section 9.09(a) as a Designated Lender for purposes of this Agreement.

“Designated Representative” means any officer or employee as shall be so identified or designated by a Responsible Officer in, or pursuant to, (i) an Officer’s Certificate, (ii) a notice to the Administrative Agent or (iii) an agreement between the Company and the Administrative Agent.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.09(a).

“Designation Agreement” has the meaning set forth in Section 9.09(a).

“Documentation Agent” means each of JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, acting through The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Morgan Stanley Senior Funding Inc. Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., in its capacity as documentation agent in respect of this Agreement.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco or New York are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Effective Date” means the dates the Commitments become effective in accordance with Section 3.01.

“Eligible Assignee” means (i) any other Lender or an affiliate of the assignor Lender or (ii) any other financial institution or Approved Fund that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, subject in the case of clause (i) to the approval of the Administrative Agent and subject in the case of clause (ii) to the approval of the Administrative Agent and, unless, at the time of such assignment an Event of Default pursuant to Section 6.01(a), (b), (h) or (i), or pursuant to Section 5.09 (in the case of Section 5.09, only if such condition has continued for more than two consecutive fiscal quarters), has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed). The withholding of consent to an assignment by the Company shall not be deemed unreasonable if based solely upon the Company’s desire to (A) balance relative loan exposures to the assignee among all credit facilities of the Company or (B) avoid payment of any additional amounts payable to the assignee under Article 8 which would arise from such assignment.

“Eligible Successor Agent” has the meaning set forth in Section 7.08.

“Environmental Laws” means any and all applicable federal, state and local statutes, regulations, ordinances, rules, administrative orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances, or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances, or hazardous wastes.

“Equity Issuance” means any sale or issuance by the Company of equity securities or equity-linked securities (other than Excluded Equity) after the date hereof in a capital raising transaction.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurodollar Business Day” means any day which is both (i) a Domestic Business Day and (ii) a day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Eurodollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by notice to the Company and the Administrative Agent.

“Eurodollar Loan” means any Loan in respect of which interest is to be computed on the basis of the Eurodollar Rate.

“Eurodollar Margin” means the percentage determined pursuant to Section 2.08(d) and Schedule II attached hereto.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Eurodollar Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding the foregoing, if at any time or for any period the Eurodollar Rate determined pursuant to the foregoing provisions would be less than zero, such rate shall be deemed to be zero at such time or for such period for purposes of this Agreement.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Debt” means (i) intercompany debt among the Company and/or any of its Subsidiaries, (ii) credit extensions or commitments (including increases in commitments thereunder) under the 2015 Five-Year Credit Agreement, and, subject to clause (iv) below, any refinancing, renewal, replacement, amendment, amendment and restatement or extension thereof, (iii) Debt (x) incurred in the ordinary course of business or pursuant to existing programs or commitments or agreements of the Company, its Subsidiaries or the Acquired Business, including deferred purchase price programs, assignment of government receivables, customer and supplier related financings and factoring arrangements or (y) assumed pursuant to any acquisition, and any refinancing thereof, (iv) renewals, replacements, extensions or refinancings of any of the foregoing, or any other Debt of the Company and its Subsidiaries that mature prior to the Maturity Date (after giving effect to exercise of the Term-Out Option) for substantially the same, or lesser, aggregate principal amount, (v) commercial paper issuances, (vi) letters of credit and letter of credit facilities, (vii) any Debt incurred by any of the Company (to the extent such Debt is satisfied upon consummation of the Strategic Review Transaction and can be satisfied with a Debt Issuance by the Strategic Review Business) or the Strategic Review Business in anticipation of or in connection with the Strategic Review Transaction and (viii) other Debt in an aggregate principal amount of up to $200,000,000.

“Excluded Equity” means issuances or transfers of equity interests (i) pursuant to omnibus or other employee or director stock plans and equity incentive plans or other employee or director compensation or benefit plans, including employee stock ownership plans or contributed to pension or other retirement plans, (ii) upon vesting, exercise, exchange or conversion of performance or restricted stock units, options or other rights to acquire shares of common stock, (iii) as consideration for acquisitions, divestitures, joint venture arrangements and/or investments, (iv) to or by any Subsidiary of the Company to the Company or any other Subsidiary of the Company, (v) of directors’ qualifying shares and (vi) direct stock purchase and dividend reinvestment plans.

“Excluded Taxes” has the meaning set forth in Section 8.03(a).

“Exempt Subsidiary” means Lockheed Martin Commercial Flight Training B.V. and its subsidiaries and any other entity of which the Company owns a sufficient number of securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body that is designated as such pursuant to an Officer’s Certificate; provided that no such designation may be made unless, as of the end of the most recent fiscal quarter prior to such designation, the book value, net of depreciation and amortization and after intercompany eliminations, of the assets of such entity, when aggregated with the book values, net of depreciation and amortization and after intercompany eliminations, of the assets of all Exempt Subsidiaries, other than Lockheed Martin Commercial Flight Training B.V. and its subsidiaries, does not exceed 6% of the book value of the total assets of the Company and its Consolidated Subsidiaries. Exempt Subsidiary includes any direct or indirect subsidiary of an Exempt Subsidiary.

“Facility” means, at any time, the aggregate amount of the Commitments at such time.

“Facility Fee” has the meaning set forth in Section 2.12(a).

“Facility Fee Base” has the meaning set forth in Section 2.12(a).

“Failed Loan” has the meaning specified in Section 2.04(e).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by it.

“Fixed Rate Loans” means Eurodollar Loans.

“Foreign Person” has the meaning set forth in Section 8.03(d).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indemnified Taxes” has the meaning set forth in Section 8.03(a).

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Interest Period” means, as to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion/Continuation, and ending one, two, three, six or (as provided in Section 2.08(b)) twelve months thereafter, provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(ii) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(iii) any Interest Period which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date (or, in the event the Term-Out Option has been exercised, the Maturity Date as it has been extended pursuant thereto).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Lender” means (i) each bank or other financial institution listed on the signature pages hereof, (ii) each Person that becomes a Lender pursuant to either Section 9.01 or Section 9.08(c), and (iii) their respective successors.

“Lender Party” means any Agent, any Lender and any Arranger.

“Lien” means any mortgage, pledge, security interest, lien, or encumbrance.

“Loan” and “Loans” mean and include each and every loan made by a Lender under this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Company to perform its obligations under this Agreement or any of the Notes, (b) the validity or enforceability of this Agreement or any of the Notes, (c) the rights and remedies of any Lender or the Agents under this Agreement or any of the Notes, or (d) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Debt” means Debt (other than Loans under this Agreement) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $200,000,000.

“Maturity Date” means the Termination Date or, if applicable, any later date to which the Maturity Date shall have been extended pursuant to Section 2.19, or if any such date is not a Domestic Business Day, the next preceding Domestic Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

“Net Cash Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds (but only as and when received), in each case, net of (b) the sum, without duplication, of all fees, taxes and out-of-pocket expenses, including, without limitation, attorney, accountant, auditor, printer, Securities and Exchange Commission filing, brokerage, consultant, investment banking, advisory, placement, arranger or underwriting discounts, commissions, fees and expenses and any other customary fees and expenses incurred by the Company or any of its Subsidiaries to third parties in connection with such event (or, if such taxes, costs or expenses have not been incurred or invoiced, good faith estimates thereof).

“Non-Consenting Lender” shall mean any Lender that has not consented to any proposed amendment, modification, waiver or termination of this Agreement or a Note which, pursuant to Section 9.07, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Notes” means promissory notes of the Company, substantially in the form of Exhibit C hereto, evidencing the obligation of the Company to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05(b).

“Officer’s Certificate” means a certificate signed by an officer of the Company.

“Other Taxes” has the meaning set forth in Section 8.03(b).

“Parent” means with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.08(d).

“Participant Register” has the meaning set forth in Section 9.08(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act) of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time; provided that in the case of Section 2.20 when a

Defaulting Lender shall exist, the term “Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.08(b) and to reflect any Lender’s status as a Defaulting Lender at the time of determination.

“Person” means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company or partnership, trust, unincorporated organization, government or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Platform” has the meaning set forth in Section 5.01.

“Post-Default Rate” means, with respect to any Loan or any interest payment at any date on or after the due date of such Loan or interest payment, a rate per annum equal to the sum of 2% plus the Base Rate for such date.

“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule II.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time by Bank of America, N.A. as its “prime rate.” Such rate is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Property” means, at any time, any manufacturing facility that is located in the United States, is owned by the Company or any of its Subsidiaries, and has a book value, net of any depreciation or amortization, pursuant to the then most recently delivered financial statements, in excess of $15,000,000.

“Quarterly Date” means the last day of March, June, September and December in each year, commencing December 31, 2015.

“Rating Agency” means either of Moody’s or S&P.

“Register” has the meaning set forth in Section 9.08(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Persons” has the meaning set forth in Section 9.04(b).

“Removal Effective Date” has the meaning set forth in Section 7.08.

“Required Lenders” means, at any time and for any specific purpose, the Lender or Lenders having, in the aggregate, more than 50% of the total Credit Exposures (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

“Resignation Effective Date” has the meaning set forth in Section 7.08.

“Responsible Officer” shall mean any of the president, chief executive officer, chief financial officer, principal accounting officer or treasurer.

“Restricted Subsidiary” means (x) any Significant Subsidiary, (y) any Subsidiary that has substantially all of its property located in the United States and that owns a Principal Property and (z) any Subsidiary theretofore designated a Restricted Subsidiary pursuant to the next sentence and not subsequently designated not a Restricted Subsidiary pursuant to the sentence thereafter. If at the end of any fiscal quarter, the aggregate principal amount of Debt of the Company and its Subsidiaries secured by Liens exceeds $200,000,000 and the aggregate total assets (net of depreciation and amortization, and after intercompany eliminations, but without giving effect, as to any Restricted Subsidiary pursuant to clause (z) above, to assets encumbered by Liens to secure Debt) of the Company and all of its Restricted Subsidiaries (“Total Restricted Assets”) are less than 85% of the total assets of the Company and its Subsidiaries (net of depreciation and amortization, and after intercompany eliminations, but without giving effect, as to any Restricted Subsidiary pursuant to clause (z) above, to assets encumbered by Liens to secure Debt) (“Total Assets”), then the Company shall, not later than the date on which financial statements for the fiscal period then ending are required to be delivered pursuant to this Agreement, designate other Subsidiaries as Restricted Subsidiaries such that, after giving effect thereto, Total Restricted Assets equal or exceed 85% of Total Assets. If at the end of any fiscal quarter, Total Restricted Assets are more than 85% of Total Assets, the Company may designate Restricted Subsidiaries which are not then Restricted Subsidiaries pursuant to clause (x) or (y) above as being no longer Restricted Subsidiaries, provided that after giving effect thereto, Total Restricted Assets equal or exceed 85% of Total Assets. Subsidiaries of a Restricted Subsidiary are not Restricted Subsidiaries solely by virtue of such subsidiary status.

“Retiring Lender” has the meaning set forth in Section 9.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, the Republic of the Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, Her Majesty’s Treasury of the United Kingdom or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Significant Subsidiary” means a Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, in excess of $200,000,000.

“Stockholders’ Equity” means consolidated stockholders’ equity of the Company and the Consolidated Subsidiaries reported as stockholders’ equity on the consolidated balance sheet of the Company and the Consolidated Subsidiaries, as calculated pursuant to Section 1.02.

“Strategic Review Business” means the Company’s government information technology, governmental services and technical services businesses, identified as under strategic review in the Company’s press release dated July 20, 2015, including one or more direct and/or indirect Subsidiaries or joint venture interests established for the purpose of owning and operating such businesses.

“Strategic Review Transaction” means any one or more of the following transactions:

(i) the sale or transfer by the Company and/or its Subsidiaries (whether through direct investment, creation of a joint venture, or asset or equity sale involving one or more third parties or underwriters, including pursuant to a merger, consolidation, share exchange or other business combination) of some or all of the Strategic Review Business;

(ii) the spin-off, split-off or similar distribution of the Strategic Review Business (or a portion thereof) to the Company’s stockholders; and

(iii) all transactions incidental thereto.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, other than any such corporation or other entity that is an Exempt Subsidiary.

“Syndication Agent” means Citibank, N.A. in its capacity as Syndication Agent in respect of this Agreement.

“Taxes” has the meaning set forth in Section 8.03(a).

“Term Loans” has the meaning set forth in Section 2.19.

“Term-Out Date” has the meaning set forth in Section 2.19.

“Term-Out Fee” has the meaning set forth in Section 2.12(c).

“Term-Out Option” has the meaning set forth in Section 2.19.

“Termination Date” means, as to each Lender, the earlier of (i) the Commitment Termination Date and (ii) the date of termination in whole of the aggregate Commitments pursuant to Section 2.09. 2.10 or 6.01.

“Total Commitments” means, at the time for any determination thereof, the aggregate of the Commitments of the Lenders.

“Total Usage” means, as to any Lender at any time of determination, the aggregate principal amount of all Loans by such Lender at such time outstanding.

“Tranche” means a group of Eurodollar Loans having the same Interest Period.

“United States” means the United States of America, including the States and the District of Columbia, but excluding the Commonwealths, territories and possessions of the United States.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Syndication Agent that the Company wishes to amend any covenant contained in Article 5 to eliminate the effect on the operation of such covenant (or, in the case of clause (a) or clause (b) below, if the Syndication Agent notifies the Company that the Required Lenders wish to amend any such covenant for such purpose) of (a) any change after the date hereof in generally accepted accounting principles (which, for purposes of this proviso shall include the generally accepted application or interpretation thereof), (b) any change after the date hereof in the Company’s accounting policies that are consistent with generally accepted accounting principles or (c) any change after the date hereof in any applicable tax law or regulation or in the interpretation thereof by any regulatory authority (including, without limitation, any change in an applicable tax treaty), then the Company’s compliance with such covenant shall be determined on the basis of (x)

generally accepted accounting principles, (y) the Company’s accounting policies or (z) the applicable tax law or regulation or the interpretation thereof in effect immediately before the relevant change in generally accepted accounting principles or accounting policies is adopted by the Company or change in law is effective, as applicable, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the impact on Stockholder’s Equity from the re-measurement of post-retirement benefit plans pursuant to the Accounting Standards Codification 715, Compensation-Retirement Benefits (or any other Financial Accounting Standard having a similar result or effect).

ARTICLE 2

THE CREDITS

Section 2.01. The Loans. On or after the Effective Date, each of the Lenders severally agrees, upon the terms and conditions of this Agreement, to make Loans in Dollars to the Company under this Section 2.01 from time to time prior to the Termination Date, such that the Total Usage of such Lender shall at no time exceed such Lender’s Commitment in effect at such time. Within such limits, the Company may borrow, repay and reborrow under this Section 2.01. Each borrowing from the Lenders shall be in an aggregate amount of not less than $10,000,000 and in multiples of $1,000,000.

Section 2.02. Method of Borrowing. The Company shall give the Administrative Agent written or telephonic notice (a “Notice of Borrowing”) no later than 1:00 p.m. (New York time) or, with respect to any Base Rate Loan, 11:00 a.m. (New York time) (i) at least three Eurodollar Business Days before the date of each borrowing hereunder on the basis of the Eurodollar Rate (or at least four Eurodollar Business Days before the date of a borrowing hereunder with an Interest Period of twelve months in accordance with Section 2.08(b)) or, (ii) on the day of each borrowing hereunder on the basis of the Base Rate, specifying in each case the date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Loan or a Eurodollar Business Day in the case of a Eurodollar Loan, the amount to be borrowed, any election as between the Base Rate and the Eurodollar Rate, and, if the Eurodollar Rate is elected, a selection of the applicable Interest Period. A written Notice of Borrowing shall be executed by a Responsible Officer or a Designated Representative and shall be substantially in the form of Exhibit A hereto, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer or a Designated Representative. A telephonic notice hereunder may only be provided by a Responsible Officer or a Designated Representative, such notice to be promptly followed by a written Notice of Borrowing executed as set forth above.

Section 2.03. [Reserved.]

Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall give each Lender prompt notice of each such borrowing, specifying the relevant information including such Lender’s portion of such borrowing (if any) and the date on which funds are to be made available. If a Notice of Borrowing is revoked by the Company after receipt thereof by the Administrative Agent, the Company shall be subject to the provisions of Section 2.14.

(b) Not later than 1:00 p.m. (New York time) on the date specified by the Administrative Agent pursuant to Section 2.04(a), each Lender participating therein shall make available its share of such borrowing, in Dollars, in immediately available funds, to the Administrative Agent at its address referred to in Section 9.02. Unless (i) the Administrative Agent has not received a written Notice of Borrowing pursuant to Section 2.02 or (ii) the Administrative Agent determines that any applicable condition set forth in Article 3 has not been satisfied, the amounts so received by the Administrative Agent shall be made available immediately upon receipt to the Company by wire transfer in Dollars, in immediately available funds, to an account of the Company maintained at a financial institution located in the United States designated by the Company to the Administrative Agent.

(c) Unless the Administrative Agent shall have received notice from a Lender (x) not later than 1:00 p.m. (New York time) on the date of the borrowing, in the case of Base Rate Loans and (y) at least one Domestic Business Day prior to the date of the borrowing, in the case of any other Loans, that such Lender will not make available to the Administrative Agent such Lender’s share of the borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of the borrowing in accordance with subsection (b) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan for purposes of this Agreement, and the Company shall not be required to repay such amount pursuant to this subsection (c).

(d) The failure of any Lender to make a Loan required to be made by it as part of any borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the borrowing.

(e) If any Lender (x) shall fail to make any Loan (the “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Company on the date of borrowing thereof and the Administrative Agent shall not have received notice from the Company or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied or (y) is otherwise a Defaulting Lender, then, until such Lender shall have made or be deemed to have made (pursuant to the third to last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Company or such Lender that any condition precedent to the Failed Loan was not satisfied at the time the Failed Loan was to have been made or is no longer a

Defaulting Lender, as applicable, whenever the Administrative Agent shall receive any amount from the Company for the account of such Lender, except as otherwise provided in Section 2.20(c), (i) the amount so received will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Company up to the amount of any Failed Loan and (iii) the Administrative Agent will, accordingly, disburse such amount (up to the amount of such Failed Loan) to the Company or, if the Administrative Agent has previously made such amount available to the Company on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Company); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Company or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan to the Company in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan. In the event any amounts remain after application pursuant to the first sentence of this Section 2.04(e), such amounts shall be applied in accordance with Section 2.20(c) hereto. If and during the time that a Failed Loan shall exist, the Company shall have the right to terminate in full the Commitment of the Lender causing such Failed Loan as provided in Section 9.01(a).

Section 2.05. Conversion/Continuation of Loans. (a) The Company shall have the option to (i) convert all or any part of (A) outstanding Base Rate Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount to Eurodollar Loans and (B) outstanding Eurodollar Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount to Base Rate Loans, or (ii) upon the expiration of any Interest Period applicable to outstanding Eurodollar Loans, to continue all or any portion of such Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount as Eurodollar Loans. The Interest Period of any Base Rate Loan or Eurodollar Loan converted to a Fixed Rate Loan pursuant to clause (i) above shall commence on the date of such conversion. The succeeding Interest Period of any Fixed Rate Loan continued pursuant to clause (ii) above shall commence on the last day of the Interest Period of the Loan so continued. Eurodollar Loans may only be converted on the last day of the then current Interest Period applicable thereto or on the date required pursuant to Section 8.02.

(b) The Company shall deliver a written or telephonic notice of such continuation or conversion (a “Notice of Conversion/Continuation”) to the Administrative Agent no later than (y) 1:00 p.m. (New York time) at least three Eurodollar Business Days (four Eurodollar Business Days if the Interest Period is for twelve months) in advance of the date of the proposed conversion to, or continuation of, a Eurodollar Loan, and (z) 11:00 a.m. (New York time) on the day of a conversion to a Base Rate Loan. A written Notice of Conversion/Continuation shall be executed by a Responsible Officer or a Designated Representative, shall be in substantially the form attached as Exhibit B, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer or a Designated Representative, and shall specify: (i) the proposed conversion/continuation date (which shall be a Eurodollar Business Day in the case of a Eurodollar Loan or a Domestic Business Day in the case of a Base Rate Loan), (ii) the aggregate amount of the Loans being converted/continued, (iii) an election between the Base Rate and the Eurodollar Rate and (iv) in the case of a conversion to, or a continuation of Eurodollar Loans, the requested Interest Period. A telephonic Notice of Conversion/Continuation may only be provided by a Responsible Officer or a Designated Representative, which notice must be promptly followed by a written Notice of Conversion/Continuation executed as set forth above. Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall give each Lender prompt notice of the contents thereof and such Lender’s pro rata share of all conversions and continuations requested therein. If no timely Notice of Conversion/Continuation is delivered by the Company as to any Eurodollar Loan and such Loan is not repaid by the Company at the end of the applicable Interest Period, such Loan shall be converted to a Base Rate Loan.

Section 2.06. Loan Accounts and Notes. (a) Except as provided in subsection (b) below, the Loans of each Lender shall be evidenced by a loan account in the Company’s name maintained by such Lender and the Administrative Agent in the ordinary course of business. Such loan account maintained by the Administrative Agent shall be conclusive evidence absent manifest error of the amount of the Loan made by such Lender to the Company, the interest accrued and payable thereon and all interest and principal payments made thereon. Any failure so to record or any error in doing so shall in no way limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon written request made to the Syndication Agent by a Lender, the Company shall deliver to the Syndication Agent for such Lender a single Note, evidencing the Loans, of such requesting Lender, payable to the order of each such Lender for the account of its Applicable Lending Office.

(c) Upon receipt from the Company of the requesting Lender’s Note, the Syndication Agent shall forward such Note to such Lender. Such Lender shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Company with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender that has requested a Note to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Note. Each Lender that receives a Note from the Company is hereby irrevocably authorized by the Company to so endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.07. Payment of Principal. Each Loan shall fall due and be paid as to principal on the Maturity Date.

Section 2.08. Interest. Payment of interest on the Loans shall be in accordance with the following:

(a) Interest shall, subject to any decrease or increase pursuant to clause (d) of this Section 2.08, accrue (y) on each Base Rate Loan for each day at a rate per annum equal to the Base Rate for such day and (z) on each Eurodollar Loan for each day during each period commencing on the first day of an Interest Period therefor to but excluding the last day of such Interest Period, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Eurodollar Margin for such day, all as selected and specified in a notice to the Administrative Agent furnished pursuant to Section 2.02 or Section 2.05; provided that:

(i) each selection by the Company as between the Base Rate and the Eurodollar Rate shall be made, as among the Lenders, pro rata in accordance with their respective Commitments, except as variation from such pro-rationing may be required by virtue of suspension as to a particular Lender of its Commitment to make Eurodollar Loans, as contemplated by Section 8.02(a); and

(ii) subject to the other provisions of this Section 2.08 there may be outstanding hereunder at the same time Loans (or portions thereof) which are Base Rate Loans and other Loans (or portions thereof) which are Eurodollar Loans.

(b) If requested to do so by the Company, through the Administrative Agent, at least six Eurodollar Business Days before the beginning of any Interest Period applicable to a Eurodollar Loan, each Lender will advise the Company, through the Administrative Agent, before 10:00 a.m. (New York time) four Eurodollar Business Days preceding the beginning of such Interest Period, as to whether such Lender consents to the selection by the Company of a duration of twelve months for such Interest Period. If, but only if, all of the Lenders so consent, the Company shall be entitled to select a duration of twelve months for such Interest Period pursuant to Section 2.02 or 2.05.

(c) Interest accrued on a Base Rate Loan shall be paid on each Quarterly Date and on the Maturity Date. Interest accrued on a Eurodollar Loan shall be paid (i) on the last day of the Interest Period for such Loan, (ii) in the case of a Eurodollar Loan with an Interest Period of more than three months, at intervals of three months from the first day of such Interest Period and (iii) on the date of any prepayment pursuant to Section 2.09 or 2.10, or conversion pursuant to Section 8.02 (but only to the extent accrued with respect to the amount being prepaid or converted).

(d) The Eurodollar Margin shall be determined by reference to the senior unsecured long-term debt ratings of the Company by S&P and Moody’s, as specified on Schedule II hereto. Any change in the Eurodollar Margin shall become effective on the day on which such a Rating Agency shall publicly announce a change in such rating.

(e) [Reserved.]

(f) Interest on past-due principal and interest shall accrue at the Post-Default Rate during the period from and including the due date thereof to but excluding the date that such amount is paid and shall be payable on demand.

(g) The Administrative Agent shall determine, in accordance with the provisions of this Agreement, each Base Rate and Eurodollar Rate applicable to the

Loans hereunder. The Administrative Agent shall give prompt notice to the Company and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(h) Interest on Fixed Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period (or period ending on a repayment date or date of conversion to a Eurodollar Loan or prepayment date selected pursuant to Section 2.09 or 2.10 or required pursuant to Section 8.02) from and including the first day thereof to but excluding the last day thereof. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for the actual number of days elapsed, calculated from and including the date of such Base Rate Loan to but excluding the date of repayment or conversion of such Loan to a Fixed Rate Loan.

Section 2.09. Optional Prepayments and Commitment Reductions. (a) The Company may, upon notice to the Administrative Agent not later than 11:30 a.m. (New York time) on the date of such prepayment, prepay Base Rate Loans, in each case without penalty or premium, in whole at any time, or from time to time in part in amounts aggregating not less than $10,000,000.

(b) Subject to Section 2.14, the Company may, upon at least three Eurodollar Business Days’ notice to the Administrative Agent, prepay Eurodollar Loans, in whole at any time, or from time to time in part in amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(c) The Company may at any time or from time to time, upon not less than three Domestic Business Days’ prior written notice to the Administrative Agent, terminate the Commitments of the Lenders, in whole or in part, provided that each partial termination shall be in an aggregate amount of not less than $25,000,000 and a multiple of $5,000,000, and shall reduce the Commitments of the applicable Lenders proportionately (the Commitment Schedule shall be deemed to be amended to reflect the reduction in such Commitments); and provided further that after giving effect to any such termination or reduction and any prepayment or repayment of the Loans pursuant to this Section 2.09 on or before the effective date thereof, the Total Usage of each Lender shall not exceed its Commitment as so reduced (or shall be zero in the case of the termination of the Commitments). The Commitment of a Lender may also be terminated under the provisions of Section 9.01(a).

(d) Upon receipt of such notice of prepayment or Commitment reduction, the Administrative Agent shall give each Lender prompt written notice of the contents thereof and the amount of such Lender’s Loans being prepaid or Commitment reduced, as applicable, pursuant thereto.

(e) Each notice delivered by the Company pursuant to this Section 2.09 may state that such notice is conditioned upon the effectiveness of other credit facilities (including, without limitation, credit facilities evidenced by a credit agreement or an indenture), in which case such notice may be revoked by the Company (by and upon a written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.10. Mandatory Prepayments and Commitment Reductions. (a) Unless previously terminated, the Commitments shall terminate automatically on the Commitment Termination Date.

(b) In the event and on each occasion that the Company receives any Net Cash Proceeds arising from any Debt Issuance or Equity Issuance, an amount equal to 100% of such Net Cash Proceeds (or, if less, the aggregate amount of Commitments and Loans then outstanding) shall be applied to (x) first, automatically and permanently reduce the Commitments then in effect in an amount equal to the amount of such Net Cash Proceeds, such reduction to take effect on the date of receipt by the Company of such Net Cash Proceeds; provided, that if the Company shall notify the Administrative Agent that the closing date of the Acquisition is expected to occur on or within three Domestic Business Days after the date on which such Net Cash Proceeds are received, and that it is impractical on short notice to include such Net Cash Proceeds in the payment of the consideration for the Acquisition, then the effectiveness of such reduction shall be deferred for three Domestic Business Days and become effective on the third Domestic Business Day after the date on which such Net Cash Proceeds are received (which, for the avoidance of doubt, shall be after the consummation, or then-scheduled date for consummation, of the Acquisition) and, if the closing date of the Acquisition shall occur at any time during such three-Domestic Business Day deferral period, such Net Cash Proceeds shall be applied within five Domestic Business Days after the Company’s receipt of such Net Cash Proceeds to prepay the Loans as provided in clause (y) below, and (y) second, prepay Loans then outstanding in a principal amount equal to the amount of such Net Cash Proceeds (but, prior to the Commitment Termination Date, only to the extent that the aggregate outstanding principal amount of the Loans would otherwise exceed the aggregate amount of the Commitments as so reduced pursuant to clause (x) above), which prepayment shall be made by the Company not later than five Domestic Business Days following the receipt by the Company of such Net Cash Proceeds.

(c) The Company shall provide a prompt written notice to the Administrative Agent of any reductions of Commitments or prepayment of Loans made under this Section 2.10. Upon receipt of such notice of prepayment, the Administrative Agent shall give each Lender prompt written notice of the contents thereof and the amount of such Lender’s Loans being prepaid pursuant thereto.

(d) All prepayments pursuant to this Section 2.10 shall be without premium or penalty, except funding losses set forth in Section 2.14; provided, however that, so long as no Event of Default has occurred and is continuing, the Company may defer the making of any mandatory prepayment required under this Section 2.10 until the last day of the Interest Period applicable to such Loans required to be prepaid to avoid incurring such funding losses.

Section 2.11. General Provisions As To Payments. (a) All payments by the Company of principal, interest, the Facility Fee, the Term-Out Fee (if any) and other charges under this Agreement shall be made not later than 2:00 p.m. (New York time) on the date when due, in Dollars, in immediately available funds, without set-off, counterclaim or deduction, to the Administrative Agent at its address referred to in Section 9.02. If a Fed-Wire reference or tracer number for any such payment has been received, from the Company or otherwise, by the Administrative Agent by that time the

Company will not be penalized for a payment received after 2:00 p.m. (New York time). The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans, or of the Facility Fee, the Term-Out Fee (if any) or any other amounts payable to the Lenders hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Company shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12. Fees. (a) Commencing on the Effective Date, the Company agrees to pay to the Lenders a facility fee (the “Facility Fee”) on the daily actual aggregate amount of the Facility Fee Base at a rate per annum determined by reference to the senior unsecured long-term debt ratings of the Company by S&P and Moody’s, as specified on Schedule II hereto. Any change in the Facility Fee shall become effective on the day on which such a Rating Agency publicly announces a change in such rating. Notwithstanding the foregoing, the Facility Fee in respect of the Facility Fee Base, as defined below, of any Lender shall cease to accrue, and accrued but unpaid Facility Fee shall be payable, on the date (if any) on which such Lender’s Facility Fee Base is reduced to zero pursuant hereto. For this purpose the “Facility Fee Base” is the aggregate amount of the Credit Exposures; provided that following termination of the Commitments (including after the Term-Out Date, if any), the Facility Fee Base at any date shall not include any principal amounts bearing interest at such date at the Post-Default Rate.

(b) Facility Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed. Facility Fees shall be payable in arrears on each Quarterly Date during the period from and including the Effective Date to but excluding the date the Facility Fee Base is reduced to zero and on the date the Facility Fee Base is reduced to zero and shall be paid by the Company to the Administrative Agent for the account of the Lenders.

(c) In the event the Company elects to exercise the Term-Out Option under Section 2.19, then, on the Commitment Termination Date, the Company agrees to pay to the Administrative Agent, for the account of each Lender, a term-out fee equal to 0.75% of the aggregate principal amount of the Term Loans (the “Term-Out Fee”).

Section 2.13. Lending Offices. Each Loan shall be made and maintained by the Applicable Lending Office of each respective Lender. Subject to the provisions of Sections 8.01, 8.02 and 9.08(d), each Lender may transfer any Loan to or designate a different office of itself or any subsidiary or affiliate and such office shall thereupon become an Applicable Lending Office.

Section 2.14. Reimbursement. The Company shall reimburse each Lender for all reasonable out-of-pocket costs and expenses, including the cost of any liquidation and redeployment of funds borrowed by such Lender (but excluding loss of margin for the period after any payment, conversion or failure to borrow, convert or continue as described herein), in the event that the Company makes any payment of principal with respect to, or converts, any Fixed Rate Loan on any day other than the last day of an Interest Period applicable thereto (pursuant to Section 2.09 or 2.10, or otherwise) or any borrowing, conversion, continuation or prepayment notified to the Lenders pursuant to Section 2.02, 2.05, 2.09(b) or 2.10(c) (or any revocation thereof pursuant to Section 2.09(e)) relative to Fixed Rate Loans shall not be consummated because of the Company’s failure to satisfy one or more of the applicable conditions precedent in Article 3 or because the Company fails to borrow, convert, continue or prepay at the specified time. Any Lender requesting reimbursement from the Company for such costs and expenses pursuant to this Section 2.14 shall provide the Company through the Administrative Agent with the calculation of the amount of such costs and expenses in reasonable detail.

Section 2.15. [Reserved.]

Section 2.16. [Reserved.]

Section 2.17. [Reserved.]

Section 2.18. [Reserved.]

Section 2.19. Term-out Option. The Company may, by irrevocable written notice to the Administrative Agent given not fewer than three Domestic Business Days prior to the Commitment Termination Date, elect (such election, the “Term-Out Option”), effective as of the Commitment Termination Date (the “Term-Out Date”), to extend the Maturity Date for all or a ratable portion of all Loans outstanding on such date to the first anniversary of the Commitment Termination Date; provided that such extension of the Maturity Date shall become effective only if, on the Term-Out Date, (a) no Event of Default shall have occurred and be continuing, (b) the representations and warranties of the Company contained in Article 4 (other than Sections 4.04(c), 4.05, 4.11 and 4.12) shall be true on and as of the Term-Out Date, before and after giving effect to the Term-Out Option, (c) the Company shall pay the Term-Out Fee to the Administrative Agent for the account of each Lender pursuant to Section 2.12(c) and (d) the Company shall not have previously exercised the Term-Out Option. In the event the Maturity Date shall be so extended, (i) all Loans outstanding on the Commitment Termination Date shall continue as term loans (the “Term Loans”) following such date, (ii) the Commitments will terminate on the Term-Out Date, and (iii) the Company may not borrow or reborrow any additional Loans on or after such date.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the Commitment of such Defaulting Lender under Section 2.12;

(b) The Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.07);

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists) to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE 3

CONDITIONS

Section 3.01. Conditions to Effectiveness. The Commitments shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.07):

(a) Counterparts. The Administrative Agent and the Syndication Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, facsimile transmission, electronic communication, pursuant to procedures acceptable to the Administrative Agent, or other written confirmation from such party of execution of a counterpart hereof by such party).

(b) Account. The Company shall have designated in writing to the Administrative Agent its account pursuant to Section 2.04(b).

(c) Signatures. The Company shall have certified the name and signature of each officer authorized to sign this Agreement and any Notes on its behalf and each Designated Representative authorized to give Notices of Borrowing or give Notices of Conversion/Continuation under this Agreement. The Lenders may conclusively rely on such certification until they respectively receive notice in writing to the contrary.

(d) Opinion of Company Counsel. The Administrative Agent and the Syndication Agent shall have received (i) an opinion of Hogan Lovells US LLP, special counsel for the Company, and (ii) an opinion of the General Counsel, the Associate General Counsel or an Assistant General Counsel of the Company, in form and substance reasonably satisfactory to the Administrative Agent; the Company hereby expressly instructs each such counsel to prepare such opinion for the benefit of the Agents and the Lenders.

(e) Proof of Corporate Action. The Company shall have delivered copies certified by its Secretary or an Assistant Secretary of its Charter and Bylaws and of all corporate action taken by the Company to authorize the execution, delivery and performance of this Agreement and the Notes and the borrowing hereunder.

(f) Know Your Customer. The Administrative Agent shall have received all documentation and other information reasonably requested by each Lender that is required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received at least three Domestic Business Days prior to the Effective Date to the extent requested by the Lenders at least 10 Domestic Business Days prior to the Effective Date).

(g) Fees. The Lenders and the Agents shall have received the fees, as otherwise agreed to by them and the Company, then or theretofore payable.

Provided that this Agreement shall not become effective or be binding unless all of the foregoing conditions are satisfied no later than October 9, 2015. The Administrative Agent shall promptly notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Conditions to All Loans. The obligation of each Lender to make each Loan to be made by it on or after the Effective Date (including the initial Loan), is subject to the following conditions precedent:

(a) Events of Default, Etc. No Event of Default shall have occurred and be continuing; and except as otherwise described by the Company in a writing to the Syndication Agent and waived by the Required Lenders, the representations of the Company in Article 4 (other than Sections 4.04(c), 4.05, 4.11 and 4.12) shall be true on and as of the date of such Loan with the same force and effect as if made on and as of such date. Notwithstanding the foregoing, for purposes of the representations of the Company in Article 4 in respect of any Loans to be made on the Effective Date, the limitation in the parenthetical included in the previous sentence shall not apply.

(b) Company Representation. Each Notice of Borrowing given by the Company shall constitute a representation by the Company as to the satisfaction in respect of such borrowing of the conditions referred to in Section 3.02(a).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants on the Effective Date and subject to Section 3.02(a), each other date required pursuant to this Agreement that:

Section 4.01. Corporate Existence and Power. Each of the Company and its Restricted Subsidiaries is duly organized and validly existing under the laws of the state of its organization without limitation on the duration of its existence, is in good standing therein, and is duly qualified to transact business in all jurisdictions where such qualification is necessary, except for such jurisdictions where the failure to be so qualified or licensed will not be reasonably likely to have a Material Adverse Effect; the Company has corporate power to enter into and perform this Agreement; and the Company has the corporate power to borrow Loans, and issue Notes as contemplated by this Agreement.

Section 4.02. No Contravention. The execution and delivery by the Company of this Agreement and any Notes and the performance by the Company of its respective obligations under this Agreement and any Notes, do not contravene, or constitute a default under, any provision of applicable law or regulation or such corporation’s Charter or Certificate of Incorporation, as the case may be, or Bylaws or any indenture, agreement, instrument, judgment or order to which the Company is a party or by which it or any of its material assets or properties may be bound or affected which would be reasonably likely to have a Material Adverse Effect.

Section 4.03. Corporate Authorization; Binding Effect. The Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement and any Notes and the consummation of the transactions contemplated hereby; this Agreement and any Notes constitute the legal, valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

Section 4.04. Financial Information. (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years then ended, audited by Ernst & Young LLP and set forth in the Company’s 2014 Form 10-K, a copy of which has been made available to each of the Lenders, present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such dates and the consolidated results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

(b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 28, 2015 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Company’s Form 10-Q for the quarter ended June 28, 2015, a copy of which has been made available to each of the Lenders, present fairly, in all material respects, on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year end adjustments and the absence of certain footnotes).

(c) Since December 31, 2014, there has occurred no change in the consolidated financial condition of the Company and its Consolidated Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.05. Litigation; Taxes. (a) There are no suits, actions or proceedings pending, or to the knowledge of any member of the Company’s legal department threatened, against or affecting the Company or any Subsidiary, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.

(b) The Company and each Subsidiary have filed all material tax returns which, to the knowledge of the Company’s Vice President, Taxes and General Tax Counsel, were required to be filed and have paid or have adequately provided for all taxes shown thereon to be due, including interest and penalties, except for (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to have a Material Adverse Effect and (iii) those being contested in good faith and adequately covered by reserves.

Section 4.06. Margin Regulations. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.

Section 4.07. Governmental Approvals. No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this Agreement, with the exception of routine periodic filings made under the Exchange Act and the filing of International Capital Form CQ-1’s.

Section 4.08. Pari Passu Obligations. Under applicable United States laws (including state and local laws) in force at the date hereof, the claims and rights of the Lenders and the Agents against the Company under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of the Company (except to the extent provided by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity).

Section 4.09. No Defaults. The payment obligations of the Company and the Restricted Subsidiaries in respect of any Material Debt are not overdue.

Section 4.10. Full Disclosure. All information furnished to the Lenders in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof.

Section 4.11. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.12. Environmental Matters. The financial statements described in Section 4.04 provide certain information regarding the current and potential obligations arising from various consent decrees, cleanup and abatement orders, and current or potential proceedings pertaining to actual or alleged soil and water contamination, disposal of hazardous wastes, and other environmental matters related to properties currently owned by the Company or its Restricted Subsidiaries, previously owned properties, and other properties. Since December 31, 2014, environmental matters have not caused any material adverse change in the consolidated financial condition of the Company and the Consolidated Subsidiaries from that shown by such financial statements.

In the ordinary course of business, the ongoing operations of the Company and its Restricted Subsidiaries are reviewed from time to time to determine compliance with applicable Environmental Laws. Based on these reviews, to the knowledge of the Company, ongoing operations at the Principal Properties are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent that noncompliance would not be reasonably likely to result in a material adverse change in the consolidated financial condition of the Company and the Consolidated Subsidiaries.

Section 4.13. Anti-Corruption Laws and Sanctions. (a) The Company has implemented policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions. The Company and its Subsidiaries, and their respective officers, and to the knowledge of any Responsible Officer of the Company, its employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions, except in such instances in which failure to comply therewith could not reasonably be excepted to have a Material Adverse Effect.

(b) The Company and its Subsidiaries are not knowingly engaged in any activity that would reasonably be expected to result in the Company or any of its Subsidiaries being designated as a Sanctioned Person. None of the Company, any Subsidiary or to the knowledge of any Responsible Officer of the Company, any of their respective directors, officers employees, or agents, is a Sanctioned Person.

ARTICLE 5

COVENANTS

From the Effective Date and so long as any Lender has any Credit Exposure under this Agreement, the Company agrees that, unless the Required Lenders shall otherwise consent in writing:

Section 5.01. Information. The Company will deliver to the Administrative Agent for each of the Lenders:

(a) as soon as available and in any event within 60 days after the end of each of its first three quarterly accounting periods in each fiscal year, consolidated statements of earnings and cash flows of the Company and the Consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal period and the related consolidated balance sheet of the Company and the Consolidated Subsidiaries as at the end of such fiscal period, all in reasonable detail (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(b) as soon as available and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings and cash flows of the Company and the Consolidated Subsidiaries for such year and the related consolidated balance sheets of the Company and the Consolidated Subsidiaries as at the end of such year, all in reasonable detail and accompanied by an opinion of independent public accountants of recognized standing selected by the Company as to such consolidated financial statements (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(c) promptly after their becoming available:

(i) copies of all financial statements, stockholder reports and proxy statements that the Company shall have sent to its stockholders generally; and

(ii) copies of all registration statements filed by the Company under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Exchange Act, or with any national or international securities exchange (other than those on Form 11-K or any successor form);

(d) from time to time, with reasonable promptness, but subject to restrictions imposed by applicable security clearance regulations, such further information regarding the business and financial condition of the Company and its Subsidiaries as any Lender may reasonably request through the Syndication Agent;

(e) prompt notice of the occurrence of any Default; and

(f) prompt notice of all litigation and of all proceedings before any governmental or regulatory agency pending (or, to the knowledge of the General Counsel of the Company, threatened) and affecting the Company or any Restricted Subsidiary, except litigation or proceedings which, the adverse determination of which is not reasonably likely to occur, or which, if so adversely determined, would not be reasonably likely to result in a Material Adverse Effect.

Each set of financial statements delivered pursuant to clause (a) or clause (b) of this Section 5.01 shall be accompanied by a certificate in the form attached hereto as Exhibit D signed by a financial officer of the Company (i) stating that such officer has no knowledge, except as specifically stated, of any Default and (ii) including the computations showing whether the Company was, at the end of the relevant fiscal period, in compliance with the provisions of Section 5.09.

Information required to be delivered pursuant to clause (a), (b) or (c) above which is filed by the Company with the Securities and Exchange Commission shall be deemed to have been delivered (x) in the case of clauses (a) and (b), on the date when so filed (it being understood that deemed delivery does not affect the requirement of a certificate as set forth in the preceding paragraph) and (y) in the case of clause (c), on the date on which the Company provides notice to the Administrative Agent (which shall promptly advise the Lenders of such notice) that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at http://www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to the preceding paragraph and (ii) the Company shall deliver paper copies of the information referred to in clause (a), (b) or (c) to the Administrative Agent for any Lender which requests such delivery.

The Company hereby acknowledges that the Administrative Agent and/or the Arrangers may, and if reasonably requested by the Company, shall promptly, make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”).

Section 5.02. Payment of Obligations. The Company will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Company or such Restricted Subsidiary; provided that neither the Company nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

Section 5.03. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance from responsible companies in such amounts and against such risks as is customarily carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates or, to the extent customary, self-insurance.

Section 5.04. Maintenance of Existence. The Company will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly, efficient and regular manner. Nothing herein contained shall prevent the termination of the business or corporate existence of any Subsidiary which in the judgment of the Company is no longer necessary or desirable, a merger or consolidation of a Subsidiary into or with the Company (if the Company is the surviving corporation) or another Subsidiary or any merger, consolidation or transfer of assets permitted by Section 5.07, as long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.

Section 5.05. Maintenance of Properties. The Company will keep, and will cause each Restricted Subsidiary to keep, all of its properties necessary, in the judgment of the Company, in its business in good working order and condition, ordinary wear and tear excepted. Nothing in this Section 5.05 shall prevent the Company or any Restricted Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Company or any such Restricted Subsidiary if such discontinuance is, in the judgment of the Company (or such Restricted Subsidiary), desirable in the conduct of its business.

Section 5.06. Compliance with Laws. The Company will comply, and will cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, a breach of which would be reasonably expected to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

Section 5.07. Mergers, Consolidations and Sales of Assets. (a) The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the Company or another solvent corporation that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety;

(ii) if a Person other than the Company is the surviving corporation as described in subsection (i) above or is the Person that acquires the property and assets of the Company substantially as an entirety, it shall expressly assume the performance of every covenant of this Agreement and of the Notes on the part of the Company, as the case may be, to be performed or observed;

(iii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iv) if the Company is not the surviving corporation, the Company has delivered to the Syndication Agent an Officer’s Certificate and a legal opinion of its General Counsel, Associate General Counsel or Assistant General Counsel, upon the express instruction of the Company for the benefit of the Syndication Agent and the Lenders, each stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation by the Company with, or merger by the Company into, any corporation described in Section 5.07(a)(i) or any conveyance or transfer of the properties and assets of the Company substantially as an entirety to any corporation described in Section 5.07(a)(i), such corporation into which the Company is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company, under this Agreement with the same effect as if such corporation had been named as the Company, herein, and thereafter, in the case of a transfer or conveyance permitted by Section 5.07(a), the Company, shall be relieved of all obligations and covenants under this Agreement and the Notes.

Section 5.08. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or suffer to exist any Lien upon any of its assets, now owned or hereafter acquired, securing any Debt; provided, however, that the foregoing restrictions shall not apply to:

(a) Liens on any assets owned by the Company or any Restricted Subsidiary existing at the date of this Agreement;

(b) Liens on assets of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with the Company or a Restricted Subsidiary (to the extent applicable, in accordance with Section 5.07) or at the time of a purchase, lease or other acquisition of the assets of a corporation or other entity as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary, whether or not any indebtedness secured by such Liens is assumed by the Company or such Restricted Subsidiary;

(c) Liens on assets of a corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary;

(d) Liens securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

(e) materialmen’s, suppliers’, tax or other similar Liens arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; and Liens arising by operation of law in favor of any lender to the Company or any Restricted Subsidiary in the ordinary course of business constituting a banker’s lien or right of offset in moneys of the Company or a Restricted Subsidiary deposited with such lender in the ordinary course of business;

(f) Liens on assets existing at the time of acquisition of such assets by the Company or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of assets upon the acquisition of such assets by the Company or a Restricted Subsidiary or to secure any Debt incurred or guaranteed by the Company or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, which Debt is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon, and which Debt may be in the form of obligations incurred in connection with industrial revenue bonds or similar financings and letters of credit issued in connection therewith; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any asset theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located;

(g) Liens in favor of any customer (including any Governmental Authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a Governmental Authority;

(h) Liens on cash or certificates of deposit or other bank obligations in an amount substantially equal in value (at the time such Liens are created) to, and securing, indebtedness in an aggregate principal amount not in excess of $300,000,000 (or the equivalent amount in a different currency);

(i) Liens equally and ratably securing the Loans and such Debt; provided that the Required Lenders may, in their sole discretion, refuse to take any Lien on any asset (which refusal will not limit the Company’s or any Restricted Subsidiary’s ability to incur a Lien otherwise permitted by this Section 5.08(i)); such Lien may equally and ratably secure the Loans and any other obligation of the Company or any of its Subsidiaries, other than an obligation that is subordinated to the Loans;

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the asset which secured the Lien so extended, renewed or replaced (plus improvements and construction on such asset); and

(k) Liens securing Debt in an aggregate amount that, together with all other Debt of the Company and its Restricted Subsidiaries that is secured by Liens not otherwise permitted under subsections (a) through (j) above (if originally issued, assumed or guaranteed at such time), does not at the time exceed the greater of 10% of Stockholders’ Equity as of the end of the fiscal quarter preceding the date of determination or $1,000,000,000. For purpose of this Section 5.08(k), the term “Consolidated Subsidiaries” in the definition of “Stockholders’ Equity” includes any Exempt Subsidiaries.

This covenant shall not apply to any “margin stock” within the meaning of Regulation U in excess of 25% in value of the assets covered by this covenant. For the avoidance of doubt, the creation of a security interest arising solely as a result of, or the filing of UCC financing statements in connection with, any sale by the Company or any of its Subsidiaries of accounts receivable not prohibited by Section 5.07 shall not constitute a Lien prohibited by this covenant.

Section 5.09. Leverage Ratio. The Company will not permit, as of the last Sunday of each March, June and September and as of the last day of each December, the ratio of (a) Debt to (b) the sum of Debt and Stockholders’ Equity, each, on a consolidated basis to exceed 65.0%. For purposes of this Section 5.09, (i) the term “Consolidated Subsidiaries” in the definitions of “Debt” and “Stockholders’ Equity” includes any Exempt Subsidiaries, and (ii) Debt will exclude up to (x) $200,000,000 of Debt of the Consolidated Subsidiaries in the aggregate and (y) $500,000,000 of Debt consisting of guarantees.

Section 5.10. Use of Facility. (a) The Company will use the proceeds of the Loans for any lawful corporate purposes, including, without limitation, to provide all or a portion of the financing required for the Company to consummate the Acquisition.

(b) The Company and its Subsidiaries will not use, and the Company shall use its best efforts to ensure that the directors, officers, employees, and agents of the Company and its Subsidiaries shall not use, directly or, to the knowledge of any Responsible Officer of the Company, indirectly, the proceeds of any Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent licensed or otherwise authorized under U.S. law.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) the Company shall fail to pay the principal of any Loan when due;

(b) the Company shall fail to pay within 5 days of the due date thereof the Facility Fee, or any interest on any Loan;

(c) the Company shall fail to pay within 30 days after written request for payment by any Lender, acting through the Administrative Agent, any other amount payable under this Agreement;

(d) the Company shall fail to observe or perform any agreement contained in Sections 5.07 through 5.09;

(e) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) through (d) above) for 30 days after written notice thereof has been given to the Company by the Syndication Agent at the request of the Required Lenders;

(f) any representation or warranty made by the Company in Article 4 of this Agreement or any certificate or writing furnished pursuant to this Agreement shall prove to have been incorrect in any material respect when made and such deficiency shall remain unremedied for 5 days after written notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(g) any Material Debt shall become due before stated maturity by the acceleration of the maturity thereof by reason of default, or any Material Debt shall become due by its terms and shall not be paid and, in any case aforesaid in this clause (g), corrective action satisfactory to the Required Lenders shall not have been taken within 5 days after written notice of the situation shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(h) the Company or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Company or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Company or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j) a final judgment for the payment of money in excess of $200,000,000 (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) shall have been entered against the Company or any Restricted Subsidiary, and the Company or such Restricted Subsidiary shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(k) a final judgment either (1) requiring termination or imposing liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or requiring a trustee to be appointed under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $200,000,000 or (2) in an action relating to a Multiemployer Plan involving a current payment obligation in excess of $200,000,000, which judgment, in either case, has not been satisfied or stayed within 60 days and such failure to satisfy or stay is unremedied for 5 days after notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(l) during any two-year period, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(m) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) (other than an employee benefit or stock ownership plan of the Company or any of its Subsidiaries) shall have acquired, directly or indirectly, shares of capital stock (whether common or preferred or a combination thereof) having ordinary voting power to elect a majority of the members of the Board of Directors of the Company;

then, and in every such event, the Syndication Agent shall, if requested by the Required Lenders, (i) by notice to the Administrative Agent and the Company terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Administrative Agent and the Company declare the Loans, interest accrued thereon and all other amounts payable hereunder to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the event of (A) the filing by the Company of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Company, under the federal bankruptcy laws as now or hereafter in effect, without any notice to the Company or any other act by the Syndication Agent, the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans, interest accrued thereon and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. Each Lender appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, however, that the Agents shall not commence any legal action or proceeding before a court of law on behalf of any Lender without such Lender’s prior consent.

Section 7.02. Agents and Affiliates. Each of Bank of America, N.A. and JPMorgan Chase Bank, N.A. and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not an Agent hereunder. With respect to its Commitment and Loans made by it, each of Bank of America, N.A. and JPMorgan Chase Bank, N.A. (and any of their respective successors acting as an Agent), in its capacity as a Lender hereunder, shall have the same rights and obligations hereunder as any other Lender and may exercise (or be subject to) the same as though it were not an Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of Bank of America, N.A. and JPMorgan Chase Bank, N.A. (and any successor acting as an Agent) in its capacity as a Lender.

Section 7.03. Action by Agents. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agents shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Agents. No Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as required by the terms of this Agreement) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made by any Person in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness (except for its own due execution and delivery) or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reasonable reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify each Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Agent’s gross negligence or willful misconduct) that such Agent may suffer or incur in connection with this Agreement or any action taken or omitted by such Agent hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Agents. An Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Company shall, with the consent of the Required Lenders, have the right to appoint a successor Agent (which may be the other institution then acting as Agent). If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 60 days after the retiring Agent gives notice of resignation (the “Resignation Effective Date”), the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (which may be the other institution then acting as Agent), which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000 (an “Eligible Successor Agent”); provided that if the retiring Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as an Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Agent, and with the consent of the Company, appoint a successor Agent that is an Eligible Successor Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and (ii) all payments, communications and determinations provided to be made by, to or through such retiring or removed Agent, including under Section 5.01 hereof, shall instead be made by or to each Lender directly, until such time as the

Required Lenders appoint a successor Agent as provided for in this Section. Upon the acceptance of its appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent (if not already discharged therefrom as provided in this Section). After any retiring or removed Agent’s resignation or removal hereunder as an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

Section 7.09. Agents’ Fees. The Company shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and each Agent.

Section 7.10. Documentation Agents. Nothing in this Agreement shall impose upon the Documentation Agents, in such capacity, any duty or obligation whatsoever.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Increased Cost and Reduced Return; Capital Adequacy. (a) If after the date hereof, in the case of any Loan, a Change in Law shall impose, modify or deem applicable any reserve, special deposit, assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System pursuant to Regulation D) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or the London interbank market any other condition affecting such Lender’s Fixed Rate Loans, or its Notes, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Fixed Rate Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, by an amount deemed by such Lender to be material, then, within 15 days after written demand therefor made through the Administrative Agent, in the form of the certificate referred to in Section 8.01(c), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Company shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand.

(b) Without limiting the effect of Section 8.01(a) (but without duplication), if any Lender determines at any time after the date on which this Agreement becomes effective that a Change in Law will have the effect of increasing the amount of capital or liquidity required to be maintained by such Lender (or its Parent) based on the existence of such Lender’s Loans, Commitment and/or other obligations hereunder, then the Company shall pay to such Lender, within 15 days after its written demand therefor made through the Administrative Agent in the form of the certificate referred to in Section 8.01(c) such additional amounts as shall be required to compensate such Lender for any reduction in the rate of return on capital or liquidity of such Lender (or its Parent) as a result of such increased capital or liquidity requirement; provided that the Company shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand; provided further, however, that to the extent (i) a Lender shall increase its level of capital or liquidity above the level maintained by such

Lender on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Lender shall increase its level of capital or liquidity by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital or liquidity maintained by such Lender on the date of this Agreement) to such Change in Law, the Company shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital or liquidity. Thus, for example, a Lender which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender) may not require the Company to make payments in respect of increases in such Lender’s level of capital or liquidity made under the circumstances described in clause (i) or (ii) above which improve its capital or liquidity position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender).

(c) Each Lender will promptly notify the Company, through the Administrative Agent, of any event of which it has knowledge, occurring after the date on which this Agreement becomes effective, which will entitle such Lender to compensation pursuant to this Section 8.01 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.01 and setting forth the additional amount or amounts to be paid to it hereunder and setting forth the basis for the determination thereof shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods. This Section 8.01 shall not apply to any Indemnified Taxes, Other Taxes or Excluded Taxes, which shall be covered solely by Section 8.03.

(d) Amounts shall only be payable by the Company to the applicable Lender under this Section 8.01 so long as such Lender determines in good faith that it is its general policy or practices to demand compensation in similar circumstances under comparable provisions of other financing agreements.

Section 8.02. Illegality. (a) Notwithstanding any other provision herein, if, after the date on which this Agreement becomes effective, a Change in Law shall make it unlawful or impossible for any Lender to (i) honor any Commitment it may have hereunder to make any Eurodollar Loan, then such Commitment shall be suspended, or (ii) maintain any Eurodollar Loan, then all Eurodollar Loans of such Lender then outstanding shall be converted into Base Rate Loans as provided in Section 8.02(b), and any remaining Commitment of such Lender hereunder to make Eurodollar Loans (but not other Loans) shall be immediately suspended, in either case until such Lender may again make and/or maintain Eurodollar Loans (as the case may be), and borrowings from such Lender, at a time when borrowings from the other Lenders are to be of Eurodollar Loans, shall be made, simultaneously with such borrowings from the other Lenders, by way of Base Rate Loans. Upon the occurrence of any such change, such Lender shall promptly notify the Company thereof (with a copy to the Administrative Agent), and shall furnish to the Company in writing evidence thereof certified by such Lender. Before giving any notice pursuant to this Section 8.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) Any conversion of any outstanding Eurodollar Loan which is required under this Section 8.02 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).

Section 8.03. Taxes on Payments. (a) All payments in respect of the Loans shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, assessments or governmental charges imposed by the United States, or any political subdivision or taxing authority thereof or therein (“Taxes”), excluding (w) taxes imposed on a Lender’s net income, (x) franchise taxes, (y) branch profits taxes, and (z) taxes imposed under FATCA (all such non-excluded taxes being hereinafter called “Indemnified Taxes” and all such excluded taxes being hereinafter called “Excluded Taxes”), except as expressly provided in this Section 8.03. If any Indemnified Taxes are imposed and required by law to be deducted or withheld from any amount payable to any Lender or Agent, then the Company shall (i) increase the amount payable so that such Lender or Agent will receive a net amount (after deduction of all Indemnified Taxes) equal to the amount due hereunder, (ii) pay such Indemnified Taxes to the appropriate taxing authority for the account of such Lender or Agent, and (iii) as promptly as possible thereafter, send such Lender or Agent evidence showing payment thereof, together with such additional documentary evidence as such Lender or Agent may from time to time require. If the Company fails to perform its obligations under (ii) or (iii) above, the Company shall indemnify the Administrative Agent and/or such Lender or Agent for such Indemnified Taxes and any incremental taxes, interest or penalties that may become payable as a result of any such failure; provided, however, that the Company will not be required to make any payment to any Lender or Agent under this Section 8.03 if withholding is required in respect of such Lender or Agent by reason of such Lender’s failure to comply with subsection (c) or (d), unless such failure results from an amendment to or a change in any applicable law or regulation or in the interpretation thereof by any regulatory authority (including without limitation any change in an applicable tax treaty), which amendment or change becomes effective after the date hereof.

(b) The Company shall indemnify the Agents and each Lender against any transfer taxes, documentary taxes, or similar assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c) Each Lender that is a United States person for United States federal income tax purposes shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(d) Each Lender that is not a United States person for United States federal income tax purposes (a “Foreign Person”) agrees that it shall deliver to the Company and the Administrative Agent (i) on or before the date on which this Agreement becomes effective or the date of the Assignment and Assumption Agreement whereby it became a

“Lender” hereunder (whichever is later), two duly completed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, (ii) on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Company and the Administrative Agent, such duly completed extensions or renewals of such forms (or successor forms) certifying in the case of a Form W-8BEN, W-8BEN-E or W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Company and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and (iii) in the event of a transfer of any Loan to a subsidiary or affiliate of such Lender, concurrently with such transfer, a new Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form), as the case may be, for such subsidiary or affiliate indicating that such subsidiary or affiliate is, on the date of delivery thereof, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. The Company and the Administrative Agent shall each be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.

(e) If a Lender, at the time it first becomes a party to this Agreement (or because of a change in an Applicable Lending Office) is subject to a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes. For any period with respect to which a Lender has failed to provide the Company with the appropriate form pursuant to Section 8.03(c) or (d) (unless such failure is due to a change in treaty, law or regulation, or in the interpretation thereof by any regulatory authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to additional payments under Section 8.03(a) with respect to Indemnified Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Indemnified Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnified Taxes.

(f) If the Company is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.03, then such Lender will change the jurisdiction of one or more Applicable Lending Offices so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) If any Lender is able to apply for any credit, refund, deduction or other reduction in Indemnified Taxes or Other Taxes in an amount which is reasonably determined by such Lender to be material, which arises by reason of any payment made by the Company pursuant to this Section 8.03, such Lender will use reasonable efforts to obtain such credit, refund, deduction or other reduction and, upon receipt thereof, will pay to the Company an amount, not exceeding the amount of such payment by the Company, equal to the net after tax value to such Lender, in its good faith determination, of such part of such credit, refund, deduction or other reduction as it determines to be allocable to such payment by the Company, having regard to all of its dealings giving rise to similar credits, refunds, deductions or other reductions during the same tax period and to the cost of obtaining the same; provided, however, that (i) such Lender shall not be obligated to disclose to the Company any information regarding its tax affairs or computations and (ii) nothing contained in this Section 8.03 shall be construed so as to interfere with the right of such Lender to arrange its tax affairs as it deems appropriate.

(h) If a payment made to a Lender under this Agreement or a Note would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting any obligation of the Company to do so), (ii) any Taxes, Other Taxes or Excluded Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(g) and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or a Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

ARTICLE 9

MISCELLANEOUS

Section 9.01. Termination of Commitment of a Lender; New Lenders. (a) (1) If and during the time a Failed Loan in respect of any Lender shall exist, (2) upon receipt of notice from any Lender for compensation or indemnification pursuant to Section 8.01(c) or Section 8.03, (3) if any Lender shall fail to comply with the requirements of

Section 8.03(c), (d), (g) or (h), (4) upon receipt of notice that the Commitment of a Lender to make Eurodollar Loans has been suspended or (5) if any Lender is a Defaulting Lender or a Non-Consenting Lender, the Company shall have the right to terminate the Commitment in full of any such Lender (a “Retiring Lender”). The termination of the Commitment of a Retiring Lender pursuant to this Section 9.01(a) shall be effective on the tenth Domestic Business Day following the date of a notice of such termination to the Retiring Lender through the Syndication Agent, subject to the satisfaction of the following conditions:

(i) in the event that on such effective date there shall be any Loans outstanding hereunder, the Company shall have prepaid on such date the aggregate principal amount of such Loans held by the Retiring Lender only; and

(ii) in addition to the payment of the principal of the Loans held by the Retiring Lender pursuant to clause (i) above, the Company shall have paid such Retiring Lender all accrued interest thereon, and the Facility Fee and any other amounts then payable to it hereunder, including, without limitation, all amounts payable by the Company to such Lender under Section 2.14 by reason of the prepayment of Loans pursuant to clause (i) with respect to the period ending on such effective date; provided that the provisions of Section 8.01, Section 8.03 and Section 9.04 shall survive for the benefit of any Retiring Lender.

Upon satisfaction of the conditions set forth in clauses (i) and (ii) above, such Lender shall cease to be a Lender hereunder.

(b) In lieu of the termination of a Lender’s Commitment pursuant to Section 9.01(a), the Company may notify the Syndication Agent that the Company desires to replace such Retiring Lender with an Eligible Assignee (which may be one or more of the Lenders), which will purchase the Loans and assume the Commitment of the Retiring Lender. Upon the Company’s selection of a bank to replace a Retiring Lender, such bank’s agreement thereto and the fulfillment of the conditions to assignment and assumption set forth in Section 9.08 which shall result in payment to the Retiring Lender, either by the Company or the assignee, of all amounts which would have been payable upon termination of its Commitment pursuant to Section 9.01(a), such bank shall become a Lender hereunder for all purposes in accordance with Section 9.08.

(c) Except to the extent otherwise expressly agreed by the affected parties, no termination or assignment of a Defaulting Lender’s Commitment pursuant to this Section 9.01 will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 9.02. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy, facsimile transmission or similar writing), except as provided in subsection (b) below, and shall be given to such party (i) in the case of the Company or any Agent, at its address set forth on the signature pages hereof, (ii) in the case of any Lender, at its address set forth in its Administrative Questionnaire or (iii) in the case of any party, such other address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (a) if given by registered or certified mail, upon the earlier of the date of actual receipt or the date of delivery indicated on the return receipt delivered to the sender or (b) if given by any other means, when received at the address or telecopier number specified in this Section and an oral or written confirmation of receipt is received from the recipient.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Company, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Lender Party’s or the Administrative Agent’s transmission of Company Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent caused by the gross negligence or willful misconduct of any of the Agent Parties.

Section 9.03. No Waivers. No failure or delay by any Agent or Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable and documented fees and expenses of the Arrangers and the Agents (including the reasonable and documented fees and expenses of special counsel for the Arrangers and the Agents) in connection with the preparation of this Agreement (or the amendment, modification or waiver thereof) as previously agreed upon between the Company, the Arrangers and the Agents and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agents and the Lenders, including reasonable and documented fees and expenses of no more than (x) one counsel to the Agents (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty), (y) one counsel to the Lenders (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty) and (z) in the case of an actual conflict of interest, one additional counsel for each group of similarly situated affected persons, taken as a whole), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify each Agent and Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”; and each of the affiliates and other Persons with respect to any particular Agent or Lender, its “Related Persons”) and hold each Indemnitee harmless from and against (and to reimburse each Indemnitee on demand for) any and all claims, liabilities, losses, damages, costs and reasonable expenses of any kind (including, without limitation, the reasonable and documented fees and disbursements of counsel, limited to (x) one counsel for the Agents (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty), (y) one counsel for the Lenders (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty), and (z) in the case of an actual conflict of interest, one additional counsel in each relevant jurisdiction for each group of similarly situated affected Indemnitees, taken as a whole) incurred by such Indemnitee in response to or in defense of any investigative, administrative or judicial proceeding relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder or any related transaction; provided that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent such indemnification relates to relationships of, between or among each of, or any of, the Agents, the Lenders or any Eligible Assignee or Participant or (ii) for such Indemnitee’s or any of its Related Persons’ gross negligence or willful misconduct or the material breach by such Indemnitee or any of its Related Persons of their obligations (if any) under this Agreement, as determined by a final and non-appealable judgment of a court of competent jurisdiction. This Section shall not apply to any Indemnified Taxes, Other Taxes or Excluded Taxes, which shall be covered solely by Section 8.03.

Section 9.05. Pro Rata Treatment. Each borrowing from, and change in the Commitments of, the Lenders shall be made pro rata according to their respective Commitments, and each payment and prepayment on the Loans shall be made to all the Lenders, pro rata in accordance with the unpaid principal amount of the Loans held by each of them.

Section 9.06. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise (except as contemplated by Section 2.14, Article 8 or Section 9.01), receive payment of a proportion of the aggregate amount then due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company, other than its indebtedness hereunder; provided further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.04(e) and 2.20(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.

Section 9.07. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of any Agent are affected thereby, by it); provided that no such amendment or waiver shall, unless signed by each affected Lender, (i) subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) postpone any scheduled payment of principal of, or the date fixed for any payment of interest on, any Loan or the date fixed for termination of any Commitment; and provided further that, no such amendment or waiver shall, unless signed by all the Lenders, change the percentage of the Credit Exposures that shall be required for the Lenders or any of them to take any action under this Section 9.07 or any other provision of this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment or waiver hereunder (and any amendment or waiver which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.08. Successors and Assigns; Participations; Novation. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that, except in accordance with Sections 5.04 and 5.07, the Company may not assign or transfer any of its respective rights or obligations under this Agreement without the consent of all Lenders.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment (determined as of the date of the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; (iv) no such assignment shall be made to any Defaulting Lender or any of its affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iv); and (v) no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person). Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 8.01, Section 8.03 and Section 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent.

(d) Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) or (iii) of Section 9.07 that affects such Participant. Subject to paragraph (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such Participant agrees to be subject to Section 9.06 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Article 8 than the applicable Lender (if such Lender had not sold the participation to such Participant) would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Person if it were a Lender shall not be entitled to the benefits of Section 8.03 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 8.03(c), (d), (g) and (h) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any of the Lender’s rights and/or obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such right and/or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining the Participant Register.

Section 9.09. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Approved Fund to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Lender and its Approved Fund shall have signed an agreement substantially in the form of Exhibit F hereto (a “Designation Agreement”) and the Company and the Administrative Agent shall have signed their respective consents thereto, such Approved Fund shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Lender pursuant to Section 2.01, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender; (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it, and (z) such Designated Lender shall be subject to the limitations of Section 9.08(e) to the same extent as a Participant. No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Company nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Company and the Administrative Agent assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Company and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

Section 9.10. Visitation. Subject to restrictions imposed by applicable security clearance regulations, the Company will, upon reasonable notice, permit representatives of any Lender at such Lender’s expense to visit any of its major properties during normal business hours.

Section 9.11. [Reserved.]

Section 9.12. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the Company, the Agents and the Lenders hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, Borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company, the Agents and the Lenders irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.13. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signature of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Section headings herein and in any related documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other related document.

Section 9.14. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15. Confidentiality. Each Lender agrees, with respect to any information delivered or made available by the Company to it that is clearly indicated to be confidential information or private data, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby. Nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to restrictions at least as restrictive as those set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which any Agent, any Lender, the Company or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section, to (a) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement or (b) any actual prospective party (or its Related Persons) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (ix) on a confidential basis to (a) any rating agency in connection with rating of the Company or its Subsidiaries or the credit facilities provided hereunder or (b) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder and (x) with the prior written consent of the Company; provided, however, that before any disclosure is permitted under (iii) or (vi) of this Section 9.15, each Lender shall, if not legally prohibited, notify and consult with the Company, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Company to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, any other documents related hereto and the Commitments. The use of the term “confidential” in this Section 9.15 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Company as private.

Section 9.16. No Advisory or Fiduciary Responsibility. Each Agent, each Lender and their affiliates may have economic interests that conflict with those of the Company, its stockholders and/or its affiliates. The Company, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their affiliates, on the one hand, and the Agents, the Lenders, and their affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Agent, any Lender or any of their affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.17. USA Patriot Act. Each Lender hereby notifies the Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with said Act.

Section 9.18. Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumption Agreements, amendments or other modifications, Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Marcus B. Ide
Name:	Marcus B. Ide
Title:	Assistant Tresurer

With notices to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Treasurer

CITIBANK, N.A., as Syndication Agent and as Lender

By:	/s/ Susan M. Olsen
Name:	Susan M. Olsen
Title:	Vice President

CITIGROUP GLOBAL MARKETS INC., as Arranger

By:	/s/ Susan M. Olsen
Name:	Susan M. Olsen
Title:	Authorized Signatory

With notices to:

Citibank, N.A.

388 Greenwich Street, 22nd Floor

New York, New York 10013

Attention: Brian Reed

BANK OF AMERICA, N.A., as Administrative Agent and as Lender

By:	/s/ Jeannette Lu
Name:	Jeannette Lu
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Arranger

By:	/s/ Matthew Walters
Name:	Matthew Walters
Title:	Vice President

Bank of America, N.A.

Attention: Concetta Lincoln

One Independence Center

101 N. Tryon Street

Mail Code: NC1-001-05-46

Charlotte, NC 28255

T: 980.387.2469

F: 704.409.0024

E: concetta.lincoln@baml.com

Other notices as Administrative Agent:

Bank of America, N.A.

Attention: Jeannette Lu

315 Montgomery Street

Mail Code: CA5-704-06-37

San Francisco, CA 94104

T: 415.913.4772

F: 415.228.7282

E: Jeannette.t.lu@baml.com

With a copy to:

Bank of America, N.A.

Attention: Kyle Harding

Gateway Village

900 W. Trade Street

Mail Code: NC1-026-06-03

Charlotte, NC 28255

T: 980.275.6132

F: 704.719.5215

E: kyle.d.harding@baml.com

JPMORGAN CHASE BANK, N.A., as Documentation Agent and as Lender

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director

J.P. MORGAN SECURITIES LLC., as Arranger

By:	/s/ Thomas Delaney
Name:	Thomas Delaney
Title:	Executive Director

With notices to:

J.P. Morgan

383 Madison Avenue

New York, New York 10179

Attention: Bruce Borden

T: 212-270-5799

F: 212-270-5100

E: bruce.s.borden@jpmorgan.com

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Documentation Agent, as Arranger and as Lender

By:	/s/ Mark Koneval
Name:	Mark Koneval
Title:	Managing Director

By:	/s/ Brad Matthews
Name:	Brad Matthews
Title:	Director

With notices to:

Credit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Attention: Michael Madnick

T: (212) 261-7866

F: (212) 459-3179

E: Michael.Madnick@ca-cib.com

MIZUHO BANK, LTD., as Documentation Agent, as Arranger and as Lender

By:	/s/ Donna DeMagistris
Name:	Donna Demagistris
Title:	Authorized Signatory

With notices to:

Mizuho Bank, Ltd.

1251 Avenue of the Americas

New York, New York 10020]

Attention: David Fraenkel T: 212-282-3912

E: David.Fraenkel@Mizuhocbus.com

GOLDMAN SACHS BANK USA, as Documentation Agent, as Arranger and as Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA

ATTN: Michelle Latzoni

200 West Street

New York, NY 10282

Tax ID: 13-3571598

MEI: US1L131229

Email: gs-sbd-admin-contacts@ny.email.gs.com

Tel: (212)902-1099

Fax: (917)977-3966

DO NOT EMAIL NOTICES – SEND TO FAX #

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Maria Iarriccio
Name:	Maria Iarriccio
Title:	Director

WELLS FARGO BANK, N.A., as Documentation Agent and as Lender

By:	/s/ Thomas Molitor
Name:	Thomas Molitor
Title:	Managing Director

WELLS FARGO SECURITIES LLC, as Arranger

By:	/s/ Mike McDuffie
Name:	Mike McDuffie
Title:	Managing Director

LLOYDS BANK PLC, as Lender

By:	/s/ Erin Doherty
Name:	Erin Doherty
Title:	Assistant Vice President Transaction Execution Category A D006

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Vice President Business Transformation Category A F002

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Jonathan F. Lindvall
Name:	Jonathan F. Lindvall
Title:	Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as Lender

By:	/s/ Robert Grillo
Name:	Robert Grillo
Title:	Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

ROYAL BANK OF CANADA, as Lender

By:	/s/ Richard C. Smith
Name:	Richard C. Smith
Title:	Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

TORONTO DOMINION (NEW YORK) LLC, as Lender

By:	/s/ Rayan Karim
Name:	Rayan Karim
Title:	Authorized Signatory

UNICREDIT BANK AG, NEW YORK BRANCH, as Lender

By:	/s/ Priya Trivedi
Name:	Priya Trivedi
Title:	Associate Director

By:	/s/ Ken Hamilton
Name:	Ken Hamilton
Title:	Managing Director

SCHEDULE I

Lender	Commitment
Citibank, N.A.	$1,100,000,000
JPMorgan Chase Bank, N.A.	$880,000,000
Goldman Sachs Bank USA	$880,000,000
Bank of America, N.A.	$530,000,000
Credit Agricole Corporate and Investment Bank	$530,000,000
Mizuho Bank, Ltd.	$530,000,000
Wells Fargo Bank, N.A.	$530,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$440,000,000
Morgan Stanley Bank, N.A.	$440,000,000
Lloyds Bank plc	$240,000,000
U.S. Bank National Association	$240,000,000
Australia and New Zealand Banking Group Limited	$110,000,000
Barclays Bank PLC	$110,000,000
Royal Bank of Canada	$110,000,000
Sumitomo Mitsui Banking Corporation	$110,000,000
Toronto Dominion (New York) LLC	$110,000,000
UniCredit Bank AG, New York Branch	$110,000,000

TOTAL:	$7,000,000,000.00

SCHEDULE II

PRICING SCHEDULE

The “Eurodollar Margin” and “Facility Fee Rate” for any day are the respective rates per annum set forth below in the applicable row and column corresponding to the Pricing Level that apply on such day:

Pricing	Level I	Level II	Level III
Eurodollar Margin:	81.5 bps	92.0 bps	112.5 bps
Facility Fee Rate:	6.0 bps	8.0 bps	12.5 bps

For purposes of this Schedule, the following terms have the following meanings (subject to the final paragraph of this Pricing Schedule):

“Level I Pricing” applies on any day if on such day the Company’s unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level II Pricing” applies on any day if on such day none of Level I Pricing, Level II Pricing or Level III Pricing applies and the Company’s unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level III Pricing” applies on any day if no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Pricing Level” refers to the determination of which of Level I Pricing, Level II Pricing or Level III Pricing applies. Level I Pricing is the lowest Pricing Level and Level III Pricing the highest.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

The credit ratings to be utilized for purposes of this Pricing Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The credit ratings in effect on any day are those in effect at the close of business on such day. If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., A-/Baa1 results in Level I Pricing). If the Company is split-rated and the ratings differential is more than one notch, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g., A-/Baa2 results in Level II Pricing, as does A-/Baa3). If the Company receives notice from a Rating Agency of a change in the rating of its senior unsecured long-term debt, the Company will advise the Administrative Agent.

EXHIBIT A

NOTICE OF BORROWING

Pursuant to the 364-Day Credit Agreement dated as of October 9, 2015 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned to those terms in the Credit Agreement) among, inter alios, Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), Citibank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A., as Administrative Agent, this notice represents the Company’s request to

☐	borrow on , 20 $ from the Lenders on a pro rata basis as Base Rate Loans.

☐	borrow on , 20 $ from the Lenders on a pro rata basis as Eurodollar Loans. The Interest Period for such Eurodollar Loans is requested to be a [one] [two] [three] [six] [twelve] month period.

The proceeds of such Loans are to be deposited in the Company’s account heretofore designated to the Administrative Agent.

The Company certifies that (i) no Event of Default has occurred and is continuing; and (ii) except as otherwise described by the Company in a writing to the Syndication Agent and waived by the Required Lenders, the representations of the Company in Article 4 of the Credit Agreement (other than, unless this is the Closing Date, Sections 4.04(c), 4.05, 4.11 and 4.12) are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

DATED:	LOCKHEED MARTIN CORPORATION

By:
Title:

A-1

EXHIBIT B

NOTICE OF CONVERSION/CONTINUATION

Pursuant to the 364-Day Credit Agreement dated as of October 9, 2015 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned to those terms in the Credit Agreement) among, inter alios, Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), Citibank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A., as Administrative Agent, this notice represents the Company’s request to

☐	convert $ in principal amount of presently outstanding Base Rate Loans to Eurodollar Loans on , 20 ; the Interest Period for such Eurodollar Loans is requested to be a [one] [two] [three] [six] [twelve] month period.

☐	convert $ in principal amount of presently outstanding Eurodollar Loans with an Interest Period ended on , 20 to Base Rate Loans at the end of such Interest Period.

☐	continue as Eurodollar Loans $ in principal amount of presently outstanding Eurodollar Loans with an Interest Period ending on , 20 ; the Interest Period for such Eurodollar Loans commencing on the last day of such Interest Period is requested to be a [one] [two] [three] [six] [twelve] month period.

DATED:	LOCKHEED MARTIN CORPORATION

By:
Title:

B-1

EXHIBIT C

FORM OF NOTE

New York, New York

[Date]

For value received, LOCKHEED MARTIN CORPORATION, a Maryland corporation (the “Borrower”), promises to pay to the order of                     , (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., ABA #026009593, New York, NY, Account #1366212250600, Attention: Corporate Credit Services, Reference: Lockheed Martin Corporation.

All Loans made by the Lender and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the 364-Day Credit Agreement dated as of October 9, 2015 among, inter alios, the Borrower, the banks listed on the signature pages thereof, Citibank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A., as Administrative Agent (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

LOCKHEED MARTIN CORPORATION

By:
Title:

Committed Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Notation made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Bank of America, N.A.,

as Administrative Agent

[address]

Attention:

Re: Compliance Certificate

Ladies and Gentlemen:

Reference is made to the 364-Day Credit Agreement dated as of October 9, 2015 among, inter alios, Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed therein (the “Lenders”), Citibank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein without definition shall have the meanings assigned to those terms in the Agreement).

This Certificate is furnished to the Administrative Agent for the benefit of the Lenders pursuant to Section 5.01 of the Agreement.

The undersigned,                     , hereby certifies to the Administrative Agent for the benefit of the Lenders as follows:

1.	Authority. I am the duly elected, qualified and acting of the Company.

2.	This Certificate is for the period ended , 20 (the “Certification Date”).

3.	No Default. To my knowledge, no Default has occurred or is continuing as of the date of this Certificate, except as set forth below:

4.	Maximum Leverage Ratio Calculation. The financial data and computations supporting the Company’s compliance on and as of the Certification Date with the financial covenant contained in Section 5.09 of the Agreement are set forth below, and such financial data and computations are true, correct, and complete:

(i)	All indebtedness for borrowed money, ESOP guarantees and Capitalized Lease Obligations reported as debt in the consolidated financial statements of the Company and the Consolidated Subsidiaries:

(ii)	All indebtedness for borrowed money and capitalized lease obligations incurred by third parties and guaranteed by the Company or a Consolidated Subsidiary not otherwise reported as debt in the consolidated financial statements of the Company and the Consolidated Subsidiaries:

Note: for purposes of Sections 4(i) and (ii), indebtedness will exclude up to (x) $200,000,000 of Debt of the Consolidated Subsidiaries in the aggregate and (y) $500,000,000 of Debt consisting of guarantees.

A. Debt and Capitalized Lease Obligations ((i) plus (ii)):

B. Stockholders’ Equity:

Actual leverage (A)/(A+B):

Maximum Allowable Leverage:	%

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date set forth below.

LOCKHEED MARTIN CORPORATION

Name:
Title:

Dated:             , 20

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [INSERT NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Facility, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an [affiliate][Approved Fund] of [IDENTIFY LENDER]1]

3.	Borrower:	Lockheed Martin Corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	That certain 364-Day Credit Agreement dated as of October 9, 2015 among, inter alios, Lockheed Martin Corporation, a Maryland corporation, Citibank, N.A., as Syndication Agent, the lenders from time to time party thereto and Bank of America, as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans		CUSIP Number
$	$		%

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][2] Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][3] Lockheed Martin Corporation

By:
Name:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by Section 9.08(b) of the Credit Agreement.
[3]	To be added only if the consent of the Borrower is required by Section 9.08(b) of the Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness or sufficiency of the Credit Agreement (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.08 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Person, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Annex-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile, email (as a “pdf” or “tif” attachment) or other similar electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex-2

EXHIBIT F

DESIGNATION AGREEMENT

dated as of              ,

Reference is made to the 364-Day Credit Agreement dated as of October 9, 2015 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among, inter alios, Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), Citibank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A., as Administrative Agent.

                     (the “Designator”) and                      (the “Designee”) agree as follows:

1. The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

2. The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Designee (i) confirms that it is an Approved Fund; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement.

4. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

F-1

5. Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Company, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

6. Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 of the Credit Agreement and the rights of a Lender related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

7. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:              ,

[NAME OF DESIGNATOR]

By:
Name:
Title:

F-2

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

LOCKHEED MARTIN CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

F-3